Addendum to the loan agreement dated 23/02/2007

Extension

LOAN AGREEMENT

between

EDI Exploration Drilling International Holding GmbH
Goethestrasse 61
45721 Haltern am See

- in the following referred to as lender -

and

EDI Exploration Drilling International GmbH
represented by the Managing Director
Christian Runge
Goethestrasse 59, 45721 Haltern am See

- in the following referred to as borrower -

The loan agreement, to which this addendum applies, is changed, effective immediately, in § 2 paragraphs 2 and 3 as follows:

§ 2 Interest, term and repayment of loan

2.	The term shall be extended by approximately 10 months, ending on 31/12/2008.
3.	The loan shall be repaid on 31/12/2008 into the lender’s account.

All of the other provisions of the agreement remain unchanged and valid.

Haltern, on 23/02/2008

[Signature]

EDI Holding GmbH	EDI GmbH
Günter Thiemann	Managing Director Christian Runge
- Lender -	- Borrower -